Exhibit 2.1

PARTNERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

TURBO LNG LLC,

CONTANGO SUNDANCE, INC.

AND

OSAKA GAS CO., LTD., AS GUARANTOR

January 7, 2008

i

ARTICLE V	CONDITIONS PRECEDENT	9

5.1	Conditions to Each Party’s Obligations	9

5.2	Conditions to Obligations of Purchaser	9

5.3	Conditions to Obligations of the Company	10

ARTICLE VI	INDEMNIFICATION	11

6.1	Indemnification by the Company	11

6.2	Indemnification by Purchaser	12

6.3	Indemnification Claims	12

6.4	Survival of Representations, Warranties and Covenants	15

6.5	Limitations	15

6.6	Treatment of Indemnification Payments	17

ARTICLE VII	GUARANTEE	17

7.1	Guarantee	17

ARTICLE VIII	TERMINATION	18

8.1	Termination	18

8.2	Effect of Termination	19

8.3	Remedies	19

ARTICLE IX	DEFINITIONS	19

ARTICLE X	MISCELLANEOUS	23

10.1	Press Releases and Announcements	23

10.2	No Third Party Beneficiaries	23

10.3	Entire Agreement	24

10.4	Succession and Assignment	24

10.5	Counterparts and Facsimile Signature	24

10.6	Headings	24

10.7	Notices	24

10.8	Governing Law	25

10.9	Amendments and Waivers	25

10.10	Severability	25

10.11	Submission to Jurisdiction	25

10.12	Construction	26

ii

PARTNERSHIP INTEREST PURCHASE AGREEMENT

Partnership Interest Purchase Agreement (this “Agreement”) entered into as of January 7, 2008 by and among TURBO LNG LLC, a Delaware limited liability company (“Purchaser”), CONTANGO SUNDANCE, INC., a Delaware corporation (the “Company”) and OSAKA GAS CO., LTD., a joint stock corporation incorporated under the laws of Japan, as Guarantor.

W I T N E S S E T H

WHEREAS, the Company owns a ten percent (10%) limited partnership interest (“Freeport LNG Interest”) in Freeport LNG Development, LP (“Freeport”), a limited partnership engaged in developing a liquefied natural gas receiving and gasification terminal in Freeport, Texas (the “Project”);

WHEREAS, the Company desires to sell the Freeport LNG Interest to Purchaser, and Purchaser desires to purchase from the Company, the Freeport LNG Interest, subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Guarantor wishes to guarantee certain obligations of the Purchaser as set forth in this Agreement;

WHEREAS, the Board of Directors of the Company deems it advisable and in the best interests of the stockholders to consummate the sale provided for herein;

WHEREAS, the Board of Directors of the Guarantor and Osaka Gas Freedom Energy Corp., the sole member of Purchaser, are expected to determine on or before January 30, 2008, whether they deem it advisable and in the best interests of the stockholders or the holders of the capital interest, as the case may be, to consummate the sale provided for herein;

WHEREAS, in furtherance thereof, the Board of Directors of the Company has approved this Agreement; and

WHEREAS, the Board of Directors of the Company has recommended to the stockholders of the Company the approval of this Agreement.

NOW THEREFORE, in consideration of the representations, warranties, covenants, promises and the mutual agreements contained herein, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF FREEPORT LNG INTEREST

1.1 Purchase and Sale of Freeport LNG Interest. Upon and subject to the terms and conditions of this Agreement, on the Closing Date the Company shall sell to Purchaser, and Purchaser shall purchase from the Company all right, title and interest of the Company in and to the Freeport LNG Interest.

1.2 Payment of Purchase Price. In consideration of the sale to Purchaser of the Freeport LNG Interest pursuant to Section 1.1 hereof, on the Closing Date Purchaser shall pay or cause to be paid to the Company an aggregate amount of Sixty-Eight Million United States Dollars (U.S.$68,000,000) (the “Purchase Price”) by wire transfer of immediately available funds denominated in U.S. Dollars or by such other means as agreed upon by the Company and Purchaser.

1.3 The Closing. The Closing shall take place at the offices of Morgan, Lewis & Bockius LLP, 1000 Louisiana Avenue, Suite 1300, Houston, Texas 77002, commencing at 9:00 a.m. local time on the Closing Date. The “Closing Date” shall be two (2) business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually acceptable to the Parties.

1.4 Actions at the Closing. At the Closing:

(a) The Company shall deliver to Purchaser the various certificates, instruments and documents referred to in Section 5.2;

(b) Purchaser shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;

(c) The Company shall deliver to Purchaser the Freeport LNG Interest; and

(d) Purchaser shall issue and deliver to the Company, the Purchase Price.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, except as set forth in Section 2 of the Company Disclosure Letter, the Company represents and warrants the following to Purchaser, each of which representations and warranties is material to and is relied upon by Purchaser:

2.1 Organization and Qualification. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to execute and deliver this Agreement and the Company Related Documents (as hereinafter defined) and to perform its obligations hereunder and thereunder, to carry on its business as currently being conducted and to own or lease and operate the properties it owns or leases as and in the places now owned, leased or operated, respectively. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.2 Authority; Binding Effect.

(a) The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, by unanimous written consent has (i) determined that the transactions contemplated by this Agreement are fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Certificate of Incorporation, Bylaws and DGCL, and (iii) directed that this Agreement be submitted to stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement. Further, the sole stockholder of the Company has by action by written consent in accordance with the provisions of the DGCL, the Certificate of Incorporation, and Bylaws of the Company, adopted and approved this Agreement and the transactions contemplated hereby.

(b) This Agreement constitutes and each agreement, instrument or document being or to be executed and delivered by the Company in connection with the transactions contemplated thereby (“Company Related Documents”), upon due execution and delivery by the Company, will constitute, assuming the due execution and delivery by the other parties thereto, the legal, valid, and binding obligation of the Company, enforceable in accordance with its respective terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by application of equitable principles).

2.3 Governmental Entities. Except as otherwise expressly set forth herein, the Company is not required to submit any material notice, report or other filing with any Governmental Entity in connection with its execution or delivery of this Agreement or any of the Company Related Documents or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity is required to be obtained by the Company in connection with the execution, delivery and performance of this Agreement, except (a) for such filings as may be required under the Hart-Scott-Rodino Act, and (b) for the filing with the SEC of any reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

2.4 No Conflicts. Except as set forth in Section 2.4 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and any of the Company Related Documents by the Company does not and will not:

(a) Conflict with or result in any breach of the provisions of, or constitute a default under the organizational documents of the Company;

(b) (i) Violate any restriction to which the Company is subject or, with or without the giving of notice, the passage of time, or both, (ii) violate (or give rise to any right of termination, cancellation or acceleration under) any mortgage, deed of trust, license, lease, indenture, contract or other material agreement or instrument, whether oral or written, to which the Company is a party, or by which it or any of the assets of the Company is bound (which will not be satisfied, assigned or terminated on or prior to the Closing as a result of the transactions contemplated by this Agreement), (iii) result in the termination of any such instrument or termination of any provisions in such instruments or (iv) result in the creation or imposition of any Security Interest upon the properties or assets of the Company in any such case or cases, that would reasonably be expected to have a Company Material Adverse Effect; or

(c) Constitute a violation of any applicable rule, regulation, law, statute, ordinance, or any judgment, decree, writ, injunction or order of any Governmental Entity.

2.5 Ownership of Freeport LNG Interest.

(a) The Company has good and valid title to, and sole record and beneficial ownership of the Freeport LNG Interest. Except as set forth in Section 2.5(a) of the Company Disclosure Letter, the Company owns beneficially and of record the Freeport LNG Interest free and clear of any claims, liens, pledges, options, security interests, trusts, encumbrances or other rights or interests of any Person (other than those in favor of Purchaser under this Agreement) including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or the agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction, other than mechanics’, materialmen’s and similar statutory liens incurred in the ordinary course of business, with respect to which payment is not delinquent, and liens for taxes not yet due and payable (collectively, “Liens”).

(b) There are no outstanding options, rights of first refusal, warrants, subscription rights, securities that are convertible into or exchangeable for, or any other commitments of any character relating to, the Freeport LNG Interest (other than those in favor of Purchaser under this Agreement) and the Company has not entered into any agreement with respect to the foregoing or voting the Freeport LNG Interest other than the Partnership Agreement.

(c) Except as set forth in Section 2.5(c) of the Company Disclosure Letter, the Company has not sold, transferred, conveyed, assigned, pledged or granted any Lien with respect to all or any portion of the Freeport LNG Interest to any person or entity other than Purchaser, or entered into any agreement to do any of the foregoing.

(d) Following the Closing, Purchaser shall own the Freeport LNG Interest free and clear of any Liens of any Person claiming by or through the Company.

(e) Attached hereto as Exhibit A is a true, correct and complete copy of the Partnership Agreement. There are no capital calls that have been made by Freeport to the Company that have not been funded by the Company.

2.6 No Litigation. There are no actions, suits, dispute resolution proceedings, claims, governmental investigations or other legal or administrative proceedings, or any orders decrees or judgments in progress, pending or in effect, or, to the Knowledge of the Company, threatened against or relating to the Company, or relating to the transactions contemplated by this Agreement, and there are none pending in state courts, or in any federal courts, or, to the Knowledge of the Company, pending in other jurisdictions or threatened in writing, at law or in equity, by or before any federal, state or municipal court or other governmental agency, department, commission, board, bureau, instrumentality or other Governmental Entity.

2.7 Brokers’ Fees. Except as set forth in Section 2.7 of the Company Disclosure Letter, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.8 Disclaimer. Except as expressly set forth in this Agreement or the Company Related Documents, the Company makes no representation or warranty, express or implied, at law or in equity, in respect of the Company or any of its assets, liabilities or operations and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated herein, except as set forth in Section 3 of the Purchaser Disclosure Letter, Purchaser represents and warrants the following to the Company, each of which representations and warranties is material to and is relied upon by the Company.

3.1 Organization and Qualification. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to execute and deliver this Agreement and the Purchaser Related Documents (as hereinafter defined) and to perform its obligations hereunder and thereunder, to carry on its business as currently being conducted and to own or lease and operate the properties it owns or leases as and in the places now owned, leased or operated, respectively. Purchaser is not in default under or in violation of any provision of its Certificate of Formation or Operating Agreement. Purchaser is duly qualified or licensed to do business and is in good standing as a foreign organization in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

3.2 Authority; Binding Effect.

(a) Subject to the approval by the Board of Directors of each of the Guarantor and Osaka Gas Freedom Energy Corp., the sole member of Purchaser, which is a condition precedent to the Closing pursuant to Sections 5.2(i) and 5.3(g), the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Purchaser.

(b) This Agreement constitutes and each agreement, instrument or document being or to be executed and delivered by Purchaser in connection with the transactions contemplated thereby (“Purchaser Related Documents”), upon due execution and delivery by Purchaser, will constitute, assuming the due execution and delivery by the other parties thereto, the legal, valid, and binding obligation of Purchaser, enforceable in accordance with its respective terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by application of equitable principles).

3.3 Governmental Entities. Except as set forth in Section 3.3 of the Purchaser Disclosure Letter or as otherwise expressly set forth herein, Purchaser is not required to submit any material notice, report or other filing with any Governmental Entity in connection with its execution or delivery of this Agreement or any of the Purchaser Related Documents or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity is required to be obtained by Purchaser in connection with the execution, delivery and performance of this Agreement, except (a) for such filings as may be required under the Hart-Scott-Rodino Act and (b) for the filing with the SEC of any reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

3.4 No Conflicts. Except as set forth in Section 3.4 of the Purchaser Disclosure Letter, the execution, delivery and performance of this Agreement and any of the Purchaser Related Documents by Purchaser does not and will not:

(a) Conflict with or result in any breach of the provisions of, or constitute a default under the organizational documents of Purchaser;

(b) (i) Violate any restriction to which Purchaser or any of its Subsidiaries is subject or, with or without the giving of notice, the passage of time, or both, (ii) violate (or give rise to any right of termination, cancellation or acceleration under) any mortgage, deed of trust, license, lease, indenture, contract or other material agreement or instrument, whether oral or written, to which Purchaser or any of its Subsidiaries is a party, or by which it or any of the assets of Purchaser and its Subsidiaries are bound (which will not be satisfied, assigned or terminated on or prior to the Closing Date as a result of the transactions contemplated by this Agreement), (iii) result in the termination of any such instrument or termination of any provisions in such instruments or (iv) result in the creation or imposition of any Security Interest upon the properties or assets of Purchaser and its Subsidiaries, in any such case or cases, that will have a Purchaser Material Adverse Effect; or

(c) Constitute a violation of any applicable rule, regulation, law, statute, ordinance, or any judgment, decree, writ, injunction or order of any Governmental Entity.

3.5 Securities Laws. Purchaser, as an indirect wholly-owned subsidiary of Guarantor, is an experienced and knowledgeable investor in the U.S. oil and gas business. Prior to entering into this Agreement, Purchaser was advised by its counsel, accountants, financial advisors, and such other Persons it has deemed appropriate concerning this Agreement and has relied solely on the Company’s representations and warranties expressly contained herein and an independent investigation and evaluation of, and appraisal and judgment with respect to, the Freeport LNG Interest. Purchaser hereby acknowledges that the Freeport LNG Interest has not been registered under the Securities Act, or registered or qualified for sale under any state securities laws and cannot be resold without registration thereunder or exemption therefrom. Purchaser is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, and will acquire the Freeport LNG Interest for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky laws or any other applicable securities laws. Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Freeport LNG Interest and has the ability to bear the economic risk of this investment for an indefinite period of time.

3.6 Brokers’ Fees. Except as set forth in Section 3.6 of the Purchaser Disclosure Letter, neither Purchaser nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.7 Disclaimer. Except as expressly set forth in this Agreement or the Purchaser Related Documents, Purchaser makes no representations or warranties, express or implied, at law or in equity, in respect of Purchaser, each of its Subsidiaries, or any of their respective assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE IV

COVENANTS

4.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (a) its representations and warranties are true and correct in all material respects on the Closing Date and (b) the conditions to the obligations of the other Parties to consummate the transactions contemplated by this Agreement are satisfied.

4.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to, as promptly as practical, obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its Reasonable Best Efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided that in no event shall Purchaser or any of its Affiliates be required to agree or commit to divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any assets (tangible or intangible) or any business interest of it or any of its Affiliates in connection with or as a condition to receiving the consent or approval of any Governmental Entity (including, without limitation, under the Hart-Scott-Rodino Act).

(b) The Company shall use its Reasonable Best Efforts (without the obligation to expend money except reasonable out-of-pocket costs including filing fees and such other fees and costs as are required pursuant to the terms of the applicable contract or agreement) to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Company Disclosure Letter or as may be required for the Company to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, any waivers, consents or approvals from third parties arising or delivered after the Closing.

4.3 Operation of Business of the Company. Except as contemplated by this Agreement, during the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement, the Company shall conduct its operations in the ordinary course of business, consistent with past practice, and in compliance in all material respects with all applicable laws and regulations and shall not take any action that would cause Freeport to conduct its operations other than in the ordinary course of business, consistent with past practice, and in compliance in all material respects with all applicable laws and regulations.

4.4 Expenses. Except as otherwise provided in this Agreement, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

4.5 Notification. Each of the Company and Purchaser shall notify the other Party in writing of the existence or happening of any fact, event or occurrence which should be included in the Company Disclosure Letter or Purchaser Disclosure Letter, as applicable, in order to make the representations and warranties set forth in Article II or Article III, as applicable, true and correct in all material respects as of the Closing Date, it being understood and agreed that the delivery of such information shall not in any manner constitute a waiver by Purchaser or the Company, as applicable, of any of the conditions precedent to the Closing Date hereunder; provided, however, that in determining whether there is a breach of any representation or warranty contained in Article II or Article III, as applicable, for purposes of or otherwise affect the indemnification to be provided by Indemnifying Party pursuant to Article VI, such representation or warranty shall be qualified by any information provided pursuant to this Section 4.5.

4.6 Access to Information. Subject to the terms of the Confidentiality Agreement by and between Purchaser and the Company, dated October 4, 2007 (the “Confidentiality Agreement”), the Company shall, and shall cause its Subsidiaries to, afford to the other Party’s officers, directors, employees, accountants, counsel and other agents reasonable access during normal business hours to its employees, properties, assets and records, during the period prior to the Closing Date, to obtain all information concerning its business as such other Party may reasonably request. The Company shall furnish to the other Party all such documents and copies of documents and records and information with respect to itself and its Subsidiaries and copies of any working papers relating thereto as the other Party may reasonably request. Nothing in this

Section 4.6 shall require the Company to provide any access, or to disclose any information, if permitting such access or disclosing such information would (a) violate applicable law, (b) violate any of its obligations with respect to confidentiality (provided that each Party shall, upon the request of the other Party, use its Reasonable Best Efforts to obtain the required consent of any third party to such access or disclosure), or (c) result in the loss of attorney-client privilege (provided that each Party shall use its Reasonable Best Efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). The Company also will consult with the other Party regarding its business on a regular basis.

4.7 Further Assurances. Upon the terms and subject to the conditions hereof, each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the transactions contemplated by this Agreement.

ARTICLE V

CONDITIONS PRECEDENT

5.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act having expired or otherwise been terminated.

5.2 Conditions to Obligations of Purchaser. Each and every obligation of Purchaser under this Agreement, (except for the obligations of Purchaser to be fulfilled prior to the Closing Date and obligations that survive termination of this Agreement), shall be subject to the satisfaction, on or before the Closing Date, of each of the conditions set forth in this Section 5.2, unless waived in writing by Purchaser.

(a) The Company shall have obtained at its own expense (and shall have provided copies thereof to Purchaser) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, as contemplated by Section 4.2, with respect to Governmental Entities, which are required on the part of the Company, except for any waivers, permits, approvals, licenses or other authorizations which may be delivered or issued subsequent to the Closing Date pursuant to applicable law, rule or regulation relating to such waiver, permit, approval, license or other authorization by a Governmental Entity;

(b) Without regard to any update to the Company Disclosure Letter pursuant to Section 4.5, the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of the Company that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the Closing Date as though made as of the Closing Date, provided that, to the extent that any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date;

(c) The Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date;

(d) No Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would, and there shall not be in effect any law, order or regulation that would, (i) prevent consummation of the transactions contemplated by this Agreement,(ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) have, individually or in the aggregate, a Company Material Adverse Effect;

(e) The Company shall have delivered to Purchaser the Company Certificate;

(f) Purchaser shall have received such other certificates and instruments (including certificates of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

(g) There shall have been no Company Material Adverse Effect; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) any failure by the Company or the Project to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of this Agreement; (ii) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement; (iii) to the extent that they do not have a materially disproportionate effect on the Company or the Project taken as a whole, any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (A) the industry in which the Company or the Project operates, (B) the U.S. securities or financial markets, (C) the U.S. economy as a whole, or (D) the economy of any foreign country as a whole; or (iv) any adverse change, effect, event, occurrence, state of facts or development resulting from (1) the taking of any action required by this Agreement, (2) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation or enforcement thereof, (3) the acts or omissions of, or on behalf of, Purchaser, or (4) to the extent that they do not have a materially disproportionate effect on the Company or the Project, as applicable, acts of war, terrorism, or other conflict; and

(h) The Company shall have obtained at its own expense (and shall have provided copies thereof to Purchaser) all of the other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, as contemplated by Section 4.2(b), which are required on the part of the Company and which shall be in form and substance reasonably satisfactory to Purchaser.

(i) The Board of Directors of each of Osaka Gas Freedom Energy Corp., the sole member of Purchaser, and the Guarantor has approved this Agreement.

5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company) of the following additional conditions.

(a) Purchaser and its Subsidiaries shall have obtained at their own expense (and shall have provided copies thereof to the Company) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, as contemplated by Section 4.2, with respect to Governmental Entities, which are required on the part of Purchaser or its Subsidiaries, except for any waivers, permits, approvals, licenses or other authorizations which may be delivered or issued subsequent to the Closing Date pursuant to applicable law, rule or regulation relating to such waiver, permit, approval, license or other authorization by a Governmental Entity;

(b) Without regard to any update to the Purchaser Disclosure Letter pursuant to Section 4.5, the representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Purchaser that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the Closing Date as though made as of the Closing Date, provided that, to the extent that any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date;

(c) Purchaser shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date;

(d) No Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would, and there shall not be in effect any law order or regulation that would, (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) have, individually or in the aggregate, a Purchaser Material Adverse Effect;

(e) Purchaser shall have delivered to the Company the Purchaser Certificate; and

(f) The Company shall have received such other certificates and instruments (including certificates of good standing of Purchaser in its jurisdiction of organization, certified formation documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

(g) The Board of Directors of each of Osaka Gas Freedom Energy Corp., the sole member of Purchaser, and the Guarantor has approved this Agreement.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by the Company. Subject to the limitations set forth in Section 6.5, and provided that Purchaser makes a written claim for indemnification against the

Company pursuant to Section 6.3, to the extent applicable, and Section 10.7, within the survival period (if there is an applicable survival period pursuant to Section 6.4, below), then the Company shall be obligated to indemnify Purchaser, Purchaser’s successors, permitted assigns and Affiliates and their respective partners, directors, members, shareholders, officers, employees and agents (collectively, “Purchaser Indemnitees”) from and against the entirety of any Damages the Purchaser Indemnitees may suffer resulting from, arising out of, relating to, in the nature of, or caused by the following:

(i) any breach by the Company of any of its representations, warranties and covenants contained in this Agreement and the Company Related Documents; and

(ii) any liability relating to the Freeport LNG Interest arising from events occurring prior to the Closing.

6.2 Indemnification by Purchaser. Subject to the limitations set forth in Section 6.5, and provided that the Company makes a written claim for indemnification against Purchaser pursuant to Section 6.3, to the extent applicable, and Section 10.7, within the survival period (if there is an applicable survival period pursuant to Section 6.4, below), then Purchaser shall indemnify the Company, the Company’s successors, permitted assigns and Affiliates and their respective partners, directors, members, shareholders, officers, employees and agents (collectively, “Company Indemnitees”) from and against the entirety of any Damages the Company Indemnitees may suffer resulting from, arising out of, relating to, in the nature of, or caused by the following:

(a) Purchaser breaches any of its representations, warranties, and covenants contained in this Agreement and the Purchaser Related Documents; or

(b) any liability relating to the Freeport LNG Interest arising from events occurring after the Closing Date.

6.3 Indemnification Claims.

(a) (i) If any third party notifies any Indemnified Party with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against an Indemnifying Party under Article VI, then the Indemnified Party shall promptly give written notification to the Indemnifying Party thereof. Such notification shall be given within ten (10) business days after receipt by the Indemnified Party of notice of such Third Party Claim, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Claim and the amount of the claimed damages (if available); provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent that the Indemnifying Party’s ability to defend has been irreparably prejudiced by such failure.

(ii) The Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided that (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim (subject to the provisions of this Article VI); (B) the ad damnum, if any, is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI; (C) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (D) the Third Party Claim does not involve criminal liability and seeks only money damages and not equitable relief against the Indemnified Party; (E) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (F) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii) If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Claim, the Indemnified Party shall control such defense.

(iv) The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Claim. The reasonable fees and expenses of counsel to the Indemnified Party with respect to a Third Party Claim shall be considered Damages for purposes of this Agreement if (x) the Indemnified Party controls the defense of such Third Party Claim pursuant to the terms of this Section 6.3(a) or (y) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim.

(v) The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

(b) Within twenty (20) days after delivery of the notification of a Third Party Claim as provided in Section 6.3(a)(i) (a “Claim Notice”), the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(c) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 6.3(d) shall become effective with respect to such Dispute. The provisions of this Section 6.3(c) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in the State of Delaware, in accordance with Section 10.11.

(d) If, as set forth in Section 6.3(c), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:

(i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii) The parties shall commence the arbitration by jointly filing a written submission with the Los Angeles, California of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii) No depositions or other discovery shall be conducted in connection with the arbitration.

(iv) Not later than thirty (30) days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 10.11), provided that the Arbitrator shall have no power or authority to (x) award damages in excess of the portion of the Claimed Amount that is subject to such Dispute, (y) award multiple, consequential, punitive or exemplary damages, or (z) grant injunctive relief, specific performance or other equitable relief.

(v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 6.3(d), or (y) address or resolve any issue not submitted by the parties.

(vi) In connection with any arbitration proceeding pursuant to this Agreement, the own costs and expenses of the prevailing party, the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly shall be paid by the non-prevailing party or as otherwise determined by the Arbitrator.

(e) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

6.4 Survival of Representations, Warranties and Covenants.

(a) The representations and warranties made by the Company in this Agreement or any certificate required to be delivered at Closing to Purchaser, and the representations and warranties of Purchaser or any certificate required to be delivered at Closing to the Company, and the covenants and agreements of the Company and Purchaser which by their terms do not contemplate performance after the Closing Date, shall survive the Closing and remain in full force and effect until June 15, 2008.

(b) The rights to indemnification set forth in this Article VI shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

6.5 Limitations.

(a) The Company shall not have any obligation to indemnify Purchaser from and against any Damages under Section 6.1, other than Damages resulting by reason of a breach of Sections 2.1, 2.2 or 2.5 or any fraud or intentional misrepresentation, until the Purchaser Indemnitees have suffered Damages by reason of all such breaches in excess of One Million United States Dollars ($1,000,000) (after which point the Company will be obligated to indemnify the Purchaser Indemnitees from and against all such Damages) and such indemnification obligation shall not exceed Twenty-Five Million United States Dollars ($25,000,000) except with respect to a breach of Sections 2.1, 2.2 or 2.5 or in the case of fraud or intentional misrepresentation.

(b) Purchaser shall not have any obligation to indemnify the Company Indemnitees from and against Damages under Section 6.2, other than Damages resulting by reason of a breach of Sections 3.1 or 3.2 or any fraud or intentional misrepresentation, until the Company Indemnitees have suffered Damages by reason of all such breaches in excess of a One Million United States Dollars ($1,000,000) aggregated deductible (after which point Purchaser will be obligated to indemnify the Company Indemnitees from and against all such Damages) and such indemnification obligation shall not exceed Twenty-Five Million United States Dollars ($25,000,000) except with respect to a breach of Sections 3.1 or 3.2 or in the case of fraud or intentional misrepresentation.

(c) The rights of the Indemnified Parties under this Article VI shall be the exclusive remedy of the Indemnified Parties with respect to any and all matters arising out of, relating to, or connected with this Agreement, the Company and its Subsidiaries and their respective assets and liabilities; provided, however, that notwithstanding any other provision of this Agreement, nothing herein shall limit any claim of any Party for remedies at law or in equity for fraud or intentional misrepresentations.

(d) The amount of Damages recoverable by an Indemnified Party under this Article VI shall be reduced by any proceeds received by such Indemnified Party or an Affiliate, with respect to the Damages to which such indemnity claim relates, from an insurance carrier or any third party. Each Indemnified Party shall use its Reasonable Best Efforts to seek payment or reimbursement for any Damages from its insurance carrier or other collateral sources. In the event that an Indemnified Party shall receive funds from any insurance carrier or collateral source with respect to any Damages, any such amounts so received shall be payable to the Indemnifying Party, regardless of when received by the Indemnified Party, up to such amount previously paid by the Indemnifying Party or their Affiliates with respect to such Damages.

(e) Notwithstanding anything to the contrary contained in this Agreement, following a determination that the Indemnifying Party is obligated to indemnify the Indemnified Party pursuant to Sections 6.1 or 6.2(a), and subject to the threshold amounts set forth in Sections 6.5(a) or 6.5(b), and solely for purposes of determining the amount of any Damages that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement and each certificate of document delivered pursuant hereto shall be read without regard and without giving effect to the term(s) “material” or “Material Adverse Effect” in each instance where the effect of such term(s) would be to make such representation and warranty less restrictive (as if such words and surrounding related words (e.g., “reasonably be expected to,” “could have”) and similar restrictions and qualifiers were deleted from such representations and warranty).

6.6 Treatment of Indemnification Payments. The Parties hereto agree to treat all indemnification payments made pursuant to this Article VI (including, without limitation, payments pursuant to Sections 6.1 and 6.2) as adjustments to the Purchase Price for all income Tax purposes and to take no position contrary thereto in any Tax Return or audit or examination by, or proceeding before, any taxing authority, except as required by a change in law or a “determination” as defined in Section 1313 of the Code and the Treasury Regulations thereunder.

ARTICLE VII

GUARANTEE

7.1 Guarantee.

(a) The Guarantor hereby agrees to guarantee to the Company the full and prompt payment and performance when due of all of Purchaser’s obligations under this Agreement and the Purchaser Related Documents (collectively, the “Guaranteed Obligations”).

(b) The obligations of Guarantor under this Article VII are independent of the Guaranteed Obligations, and the Company may enforce this Article VII independently as to the Guarantor, without first proceeding against or joining any other Person. The obligations of the Guarantor under this Article VII shall extend to all amounts and obligations that constitute part of the Guaranteed Obligations and would be owed by Purchaser to the Company under this Agreement and the Purchaser Related Documents but for, and shall be unaffected by, any of the following:

(i) lack of genuineness, validity, regularity or enforceability of any of the Guaranteed Obligations, this Agreement or the Purchaser Related Documents;

(ii) change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any rescission, amendment or modification to, or waiver or compromise of or any consent with respect to, any of the Guaranteed Obligations or this Agreement or any Purchaser Related Document, or the failure to obtain the consent of the Guarantor or other Person with respect thereto;

(iii) the change, restructuring, dissolution or termination of the structure or existence of Purchaser or the insolvency or bankruptcy of Purchaser under the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.) and the regulations issued thereunder, in each case as amended, or any other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws affecting the rights of creditors generally, in each case as amended;

(iv) any action taken or omitted by the Company or any failure of any Party to assert any claim or demand or to enforce any right or remedy against the Company; or

(v) other action or circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Company that might otherwise constitute a defense available to, or a legal or equitable discharge of, any co-obligor or any other guarantor or surety.

(c) The Guarantor acknowledges and agrees that (i) it will receive substantial direct and indirect benefits from the arrangements contemplated in this Agreement which would not have been available to Purchaser except upon the basis set forth herein and with the Guarantee provided in this Article VII and (ii) the Company has made no representation or warranty with respect to validity, genuineness, regularity, or enforceability of this Agreement or any of the Purchaser Related Documents, and has no duty or responsibility whatsoever to the Guarantor in respect to the management and maintenance of the Guaranteed Obligations.

ARTICLE VIII

TERMINATION

8.1 Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by mutual written consent of Purchaser and the Company;

(ii) by Purchaser or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, unless the Party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement;

(iii) by Purchaser if:

(A) the Closing shall not have occurred on or before February 9, 2008, by reason of the failure of any condition precedent under Section 5.1 or Section 5.2 (unless the failure results primarily from a breach by Purchaser of any representation, warranty or covenant contained in this Agreement); or

(B) the Company is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach would reasonably be expected to result in aggregate Damages to Purchaser in excess of One Million United States Dollars ($1,000,000).

(iv) by the Company if:

(A) the Closing shall not have occurred on or before February 9, 2008, by reason of the failure of any condition precedent under Section 5.1 or Section 5.3 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement); or

(B) Purchaser is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach would reasonably be expected to result in aggregate Damages to the Company in excess of One Million United States Dollars ($1,000,000).

(b) The Party desiring to terminate this Agreement pursuant to Section 8.1(a) shall give written notice of such termination to the other parties hereto.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company, Purchaser or its respective officers, directors, stockholders or Affiliates, except as set forth in Section 8.3; provided, however, that the provisions of Section 4.4, Section 8.3 and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Remedies. Any party terminating this Agreement pursuant to Section 8.1 shall have the right to recover damages sustained by such party as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 8.1.

ARTICLE IX

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall mean the American Arbitration Association.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” shall have the meaning ascribed to it in the first paragraph of this Agreement.

“Arbitrator” shall have the meaning ascribed to it in Section 6.3(d) hereof.

“Claim Notice” shall have the meaning ascribed to it in Section 6.3(b) hereof.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall have the meaning ascribed to it in Section 1.3 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor law.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Company” shall have the meaning ascribed to it in the first paragraph of this Agreement.

“Company Certificate” shall mean a certificate to the effect that each of the conditions specified in Section 5.2(a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Company) and Section 5.2(g) is satisfied in all respects or is deemed waived as provided in Section 5.2.

“Company Disclosure Letter” shall mean the Company Disclosure Letter issued by the Company with the execution of this Agreement. The inclusion of any item or fact in the Company Disclosure Letter shall not be deemed an admission that such item or fact is material for the purposes of this Agreement.

“Company Indemnitees” shall have the meaning ascribed to it in Section 6.2 hereto.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (a) the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement, or (b) the ability of Purchaser to own the Freeport LNG Interest, immediately after the Closing with the same rights and subject to the same obligations as were applicable to the Company prior to the Closing. For the avoidance of doubt, the Parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Confidentiality Agreement” shall have the meaning ascribed to it in Section 4.6 hereof.

“Controlling Party” shall mean the party controlling the defense of any Third Party Claim.

“Damages” shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“DGCL” shall mean the Delaware General Corporate Law, as amended.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Freeport” shall have the meaning ascribed to it in the Recitals hereof.

“Freeport LNG Interest” shall have the meaning ascribed to it in the Recitals hereof.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Guaranteed Obligations” shall have the meaning ascribed to it in Section 7.1(a) hereof.

“Guarantor” shall mean Osaka Gas Co., Ltd., a company incorporated under the laws of Japan and having its registered principal office at 4-1-2, Hiranomachi, Chuo-ku, Osaka, Japan.

“Hart-Scott-Rodino Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Knowledge” when applied to the Company means the current actual knowledge of Kenneth Peak; Lesia Bautina or Sergio Castro and when applied to Purchaser means the current actual knowledge of Kimikazu Sawada and Tadashi Yamamoto.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Liens” shall have the meaning ascribed to it in Section 2.5 hereof.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Claim.

“Parties” shall mean Purchaser and the Company.

“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Freeport dated as of February 27, 2003 and all amendments and modifications thereof.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Purchase Price” shall have the meaning ascribed to it in Section 1.2 hereof.

“Purchaser” shall have the meaning ascribed to it in the first paragraph of this Agreement.

“Purchaser Certificate” shall mean a certificate to the effect that each of the conditions specified in Section 5.3(a) through (d) (insofar as clause (d) relates to Legal Proceedings involving Purchaser) of Section 5.3 is satisfied in all respects or deemed waived as provided in Section 5.3.

“Purchaser Disclosure Letter” shall mean the Purchaser Disclosure Letter issued by Purchaser with the execution of this Agreement. The inclusion of any item or fact in the Purchaser Disclosure Letter shall not be deemed an admission that such item or fact is material for the purposes of this Agreement.

“Purchaser Indemnitees” shall have the meaning ascribed to it in Section 6.1 hereof.

“Purchaser Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the ability of Purchaser or Guarantor to perform its obligations hereunder. For the avoidance of doubt, the Parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Purchaser Material Adverse Effect.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Response” shall mean a written response containing the information provided for in Section 6.3(b).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (a) mechanic’s, materialmen’s, and similar liens arising in the ordinary course of business and securing obligations that are not yet due and payable, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (c) liens for Taxes and assessments not yet due and payable, (d) liens for Taxes, assessments and other charges, if any, the validity of which is being contested in good faith and (e) minor imperfections of title, none of which is material in amount or materially affects the present use of such assets or properties.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, capital gains, estimated, gross receipts, ad valorem, premium, value-added, excise, alternative minimum, real property, personal property, sales, use, transfer, escheat, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, capital stock severance, stamp, occupation, windfall profits, customs, duties, franchise, withholding and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” shall have the meaning ascribed to it in Section 6.3(a)(i) hereof.

“Treasury Regulations” and “Treasury Regulation” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

ARTICLE X

MISCELLANEOUS

10.1 Press Releases and Announcements. Each of Purchaser and the Company shall not issue any press release or otherwise make any public statements with respect to this Agreement or any of the other transactions contemplated by this Agreement without the prior consent of the other Party (such consent not to be unreasonably withheld or delayed); provided that a Party may, without such consent (but after prior consultation to the extent practicable in the circumstances), issue such press releases and make such public statements that it believes are required by applicable law or the rules of the American Stock Exchange. Notwithstanding the foregoing, a Party may make public statements in response to questions from the press, analysts, investors and make internal announcements to employees, so long as such statements and announcements are consistent with previous press releases or public statements made jointly by the Company and Purchaser and do not violate the terms of the Confidentiality Agreement. The Company and Purchaser acknowledge and agree that Purchaser and the Company may each file a Current Report on Form 8-K with the SEC announcing the transactions contemplated hereby, and that Purchaser and the Company may each file the Agreement with such Current Report on Form 8-K or with a Quarterly Report on Form 10-Q.

10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person or entity other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning payment of the Purchase Price are intended for the benefit of the Company and (b) the provisions of Article VI concerning indemnification are intended for the benefit of the persons or entities entitled to indemnification thereunder.

10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Party, except that, without relieving Purchaser or the Guarantor of its obligations hereunder, Purchaser may assign its rights hereunder to any subsequent purchaser of the Freeport LNG Interests or in connection with a bona fide financing without the approval of the Company. Any purported assignment of rights or delegation of performance obligations in violation of this Section 10.4 is void.

10.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Notices. All notices, requests, demands, claims, waivers and other communications required or permitted under this Agreement will be in writing and will be deemed to have been delivered (a) the next business day when sent overnight by a recognized courier service, (b) upon delivery when personally delivered to the recipient, or (c) when receipt is electronically confirmed, if sent by facsimile; provided, however, that if electronic receipt is confirmed after normal business hours of the recipient, notice shall be deemed to have been given on the next business day. All such notices and communications will be mailed, sent or delivered as set forth below or to such other person(s), facsimile number(s) or address(es) as the applicable recipient may have designated by written notice to the other signatories to this Agreement:

If to the Company:	Copy to (which shall not constitute notice):

Contango Sundance, Inc.	Morgan, Lewis & Bockius LLP
3700 Buffalo Speedway, Suite 960	300 South Grand Avenue, Suite 2200
Houston, TX 77098	Los Angeles, CA 90071
Attn: Kenneth R. Peak	Attn: Richard A. Shortz, Esq.
Phone: (713) 960-1901	Phone: (213) 612-2500
Fax: (713) 960-1065	Fax: (213) 612-2501

If to Purchaser:	Copy to (which shall not constitute notice):

Osaka Gas Co., Ltd.	Milbank, Tweed, Hadley & McCloy LLP
4-1-2, Hiranomachi	601 South Figueroa Street
Chuo-Ku, Osaka	Los Angeles, CA 90017
541-0046, Japan	Attn: Edwin F. Feo
Attn: Tadashi Yamamoto	Tel: (213) 892-4417
Tel: (81) 6-6205-4566	Fax: (213) 446-3206
Fax: (81) 6-6222-2044

10.8 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.11 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.7, provided that nothing in this Section 10.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

10.12 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Any reference herein to “including” shall be interpreted as “including without limitation.”

(d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

(e) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

TURBO LNG LLC, as Purchaser

By:	/s/ KIMIKAZU SAWADA
Title:	President

OSAKA GAS CO., LTD., as Guarantor

By:	/s/ RYOKI YASUO
Title:	Associate Director and Accounting Head

CONTANGO SUNDANCE, INC.

By:	/s/ KENNETH R. PEAK
Title:	Chairman, President and Secretary

[Signature Page to Partnership Interest Purchase Agreement]

COMPANY DISCLOSURE LETTER

Section 2.4(b)

Freeport LNG Development, L.P., Amended and Restated Limited Partnership Agreement, as further amended.

$20,000,000 Term Loan Agreement dated April 27, 2006 between Contango Oil & Gas Company and The Royal Bank of Scotland plc.

Pledge Agreement dated April 27, 2006 between Contango Oil & Gas Company and The Royal Bank of Scotland plc.

Section 2.5(a) and Section 2.5(c)

Contango Oil & Gas Company granted a 100% security interest in the equity interests of Contango Sundance, Inc. pursuant to the terms of: (i) $20,000,000 Term Loan Agreement dated April 27, 2006 between Contango Oil & Gas Company and The Royal Bank of Scotland plc. and (ii) Pledge Agreement dated April 27, 2006 between Contango Oil & Gas Company and The Royal Bank of Scotland plc. The $20,000,000 term loan provided herein will be repaid with the proceeds from the sale of Freeport LNG Interest at which time the security interest is expected to be released.

Section 2.7

Any fees due Merrill Lynch will be borne by the Company.

Section 4.2(b)

Consent from Freeport LNG-GP, Inc. regarding the transfer of the Freeport LNG Interest pursuant to Section 16.1 of the Freeport LNG Development, L.P., Amended and Restated Limited Partnership Agreement, as further amended.

PURCHASER DISCLOSURE LETTER

NONE